Exhibit 3.3

ARTICLES OF AMENDMENT OF

SHENANDOAH TELECOMMUNICATIONS COMPANY

The undersigned corporation, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following articles of amendment and sets forth:

1.	The name of the Corporation is Shenandoah Telecommunications Company.

2.	The amendment adopted is as follows: Article 3 of the Corporation’s Articles of Incorporation is deleted in its entirety and the following is substituted in its place:

“ARTICLE 3

The Corporation shall have authority to issue 96,000,000 shares.”

3.	The amendment was adopted on October 19, 2015 by the Board of Directors in connection with a change of each issued and unissued authorized share of Common Stock of the Corporation as authorized by Section 13.1-706 of the Code of Virginia, as amended. Pursuant to that Code section, no shareholder action on the Amendment is required and no shareholder action was taken.

4.	The Certificate of Amendment shall become effective at 11:59 p.m. on December 30, 2015.

Executed in the name of the Corporation:

Shenandoah Telecommunications Company,
a Virginia corporation

By:	/s/ Christopher E. French
Christopher E. French, President

Date:	December 15, 2015